UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                                 (Rule 13d-102)

             Information to be included in statements filed pursuant
       to Section 240.13d-1(b), (c), and (d) and amendments thereto filed pursuant to Section 240.13d-2

                    Under the Securities Exchange Act of 1934


                                Hypersolar, Inc.
                                 --------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
                          ----------------------------
                         (Title of Class of Securities)


                                    44915H104
                          ----------------------------
                                 (CUSIP Number)

                                December 31, 2014
              -----------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

                  [   ]   Rule 13d-1(b)
                   ---
                  [ X ]   Rule 13d-1(c)
                   ---
                  [   ]   Rule 13d-1(d)
                   ---

                                  SCHEDULE 13G
                                                      --------------------------
                                                               Page 2 of 4 Pages
                                                      --------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS:

         Pearl Innovations, LLC, a Nevada limited liability company

--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
--------------------------------------------------------------------------------

           Number of             5        SOLE VOTING POWER
            Shares                        0
         Beneficially            -----------------------------------------------
           owned by              6        SHARED VOTING POWER
             Each                         0
           Reporting             -----------------------------------------------
            Person               7        SOLE DISPOSITIVE POWER
             with                         0
                                 -----------------------------------------------
                                 8        SHARED DISPOSITIVE POWER
                                          0

--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 shares of common stock

--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            [  ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0% Common Stock
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON   OO
--------------------------------------------------------------------------------

                                                      --------------------------
                                                               Page 3 of 4 Pages
                                                      --------------------------

ITEM 1(A).    NAME OF ISSUER:

              Hypersolar, Inc., a Nevada corporation

ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              32 E. Micheltorena, Suite A, Santa Barbara, California 93101

ITEM 2(A).    NAME OF PERSON FILING:

              Pearl Innovations, LLC, a Nevada limited liability company

ITEM 2(B).    ADDRESS OF PRINCIPAL OFFICE, OR IF NONE RESIDENCE:

              297 Kingsbury Grady, #100, PO Box 4470, Stateline, Nevada 89449

ITEM 2(C).    CITIZENSHIP:

              United States of America

ITEM 2(D).    TITLE OF CLASS OF SECURITIES:

              Common stock

ITEM 2(E).    CUSIP NUMBER:

              44915H104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

              None.

ITEM 4.       OWNERSHIP.

                (a)  Amount beneficially owned:                               0
                                                                     -----------

                (b)  Percent of class:                                        0%
                                                                     -----------

                (c)  Number of shares as to which the person has:

                     (i)      Sole power to vote or direct the vote:          0
                                                                     -----------

                     (ii)     Shares power to vote or to direct the
                              vote:                                           0
                                                                     -----------

                     (iii)    Sole power to dispose or to direct the
                              disposition of:                                 0
                                                                     -----------

                     (iv)     Shared power to dispose or to direct
                              the disposition of:                             0
                                                                     -----------

ITEM 5.       OWNERSHIP OF FIVE PERCENT OF LESS OF A CLASS.

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [ X ].

                                                      --------------------------
                                                               Page 4 of 4 Pages
                                                      --------------------------

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY, WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

              N/A

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              N/A

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

              N/A

ITEM 10.      CERTIFICATIONS.

              By signing below I certify, that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect other than activities solely in connection with a nomination under
              Section 240.14a-11.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       Dated:  February 12, 2015



                                       /s/ Elaine Lei
                                       ----------------------------------------
                                       Elaine Lei, President
                                       Pearl Innovations, LLC